Exhibit 10.3

INAUGURAL GRANT

ACUREN Corporation
2024 EQUITY INCENTIVE PLAN

Restricted STOCK unit AGREEMENT
FOR
[Executive officer]

1. Award of Restricted Stock Units. ACUREN CORPORATION (the “Company”) hereby grants, as of July 30, 2024 (the “Grant Date”), to [Recipient] (the “Recipient”), the right to receive, at the times specified in Section 2 hereof, [●] Shares of the Company (collectively the “RSUs”). The RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Acuren Corporation 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes. As a condition to entering into this Agreement, and to the issuance of any Shares, the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2. Vesting of RSUs.

(a) General Vesting. Except as provided in Sections 2(b) and 3 of this Agreement, the following shall apply:

(i) Fifty percent (50%) of the RSUs (the “Time-Based Units”) shall vest in the following amounts and the following times (the “Time-Based Vesting Date”), provided that the Continuous Service (as defined below) of the Recipient continues through and each such Time-Based Vesting Date:

Percentage of RSUs	Time-Based Vesting Date

33 1/3%	First Anniversary of the Grant Date
33 1/3%	Second Anniversary of the Grant Date
33 1/3%	Third Anniversary of the Grant Date

(ii) Subject to the VWAP (as defined below) of a Share reaching $20 over a ten (10) consecutive trading day period (the “VWAP Achievement Period”) at any time during the period commencing on the date on which the Shares are relisted on the New York Stock Exchange and ending on the fifth (5th) anniversary of the Grant Date, fifty percent (50%) of the RSUs (the “Performance-Based Units”) shall vest on the later of: (x) the first (1st) anniversary of the Grant Date and (y) the calendar day following the last day of the VWAP Achievement Period (such vesting date, the “Performance-Based Vesting Date”) provided that the Continuous Service of the Recipient continues through the Performance-Based Vesting Date. For the avoidance of doubt, if the Performance-Based Units do not vest by the fifth (5th) anniversary of the Grant Date, then such Performance-Based Units shall be forfeited and revert back to the Company without any payment to the Recipient.

For purposes of this Agreement, “VWAP” means, as of any date or relevant period, as applicable, the volume weighted average price for a Share on the New York Stock Exchange (or such other exchange on which the Company maintains its principal listing) as reported by Bloomberg through its “Volume at Price” function (or such other data reporting service as may be determined by the Committee in its sole discretion); provided however, if the Shares do not trade on any exchange, the VWAP will be the last closing trade price of a Share in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg (and if no last closing trade price is reported for a Share by Bloomberg, the last closing ask price of a Share as reported by Bloomberg). If the VWAP cannot be calculated for a Share on that date on any of the foregoing bases, the VWAP of a Share on such date will be the fair market value as determined by the Committee.

There shall be no proportionate or partial vesting of the RSUs in or during the months, days or periods prior to each Time-Based Vesting Date or Performance-Based Vesting Date, whichever applicable, and except as otherwise provided in Section 2(b) hereof, all vesting shall occur only on the applicable Time-Based Vesting Date or Performance-Based Vesting Date provided the conditions set forth in this Section 2 are satisfied. Any portion of the RSUs subject to this Agreement that have become vested pursuant to this Section 2 shall be referred to hereinafter as the “Vested RSUs”, and any portion that have not vested hereunder shall be referred to as the “Non-Vested RSUs.”

For purposes of this Agreement, and notwithstanding anything to the contrary in the Plan, “Continuous Service” shall mean the actual, active and uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall be deemed to include (i) any period of vacation, disability or other leave permitted by legislation, and (ii) any period constituting the minimum notice of termination period that is required to be provided to a Recipient pursuant to applicable employment standards legislation (whether or not such notice is actually given or pay in lieu of notice is given), but shall exclude any period of deemed employment and other period of notice of termination (whether that period arises from a contractual or common law right) that follows or ought to have followed after the later of (x) the end of the minimum statutory notice period that is required to be provided to the Recipient under applicable employment standards legislation (if any), or (y) the Recipient’s last day of actually and actively performing work for the Company or any Related Entity.

(b) Acceleration of Vesting Upon Change in Control. In the event that a Change in Control occurs during the Recipient’s Continuous Service, the Non-Vested RSUs subject to this Agreement shall become immediately vested as of the date of the Change in Control (the “Change in Control Vesting Date”).

3. Treatment of RSUs Upon Termination of Continuous Service. If the Recipient’s Continuous Service is terminated for any reason (whether such termination is by way of resignation, with cause, without cause or otherwise) prior to the earlier of (a) a Time-Based Vesting Date or Performance-Based Vesting Date or (b) a Change in Control Vesting Date, the Non-Vested RSUs granted hereunder shall be immediately forfeited and revert back to the Company without any payment to the Recipient whatsoever including without any damages or other compensation for any claim of wrongful termination in respect of any Non-Vested RSUs that may have or would have vested if such termination had not occurred or if due notice of termination had been given. For certainty, the date of the termination of the Recipient’s Continuous Service (the “Separation Date”) does not include any notice period or pay in lieu of any notice period, whether pursuant to contract, at common law or otherwise, except if and then only to the extent required to comply with the minimum standards of applicable employment standards legislation. The Committee shall have the power and authority to enforce on behalf of the Company any rights the Company may have with respect to the RSUs under this Agreement in the event of the termination of the Recipient’s Continuous Service.

4. Settlement of the RSUs. The Company shall deliver to the Recipient the number of Shares corresponding to the Vested RSUs as soon as practicable on or after the Time-Based Vesting Date, Performance-Based Vesting Date or Change in Control Vesting Date, whichever applicable, but in no event later than 30 days after such Time-Based Vesting Date, Performance-Based Vesting Date or Change in Control Vesting Date.

5. Rights with Respect to RSUs.

(a) No Rights as Shareholder Until Delivery. Except as otherwise provided in this Section 5 or the Plan, the Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the RSUs unless and until those Shares are delivered to the Recipient. On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b) Adjustments to Stock. If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any RSUs, there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares subject to the RSUs then subject to this Agreement. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(c) No Restriction on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding RSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the shares of Stock represented by the RSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6. Transferability. The RSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. Except as otherwise permitted pursuant to the first sentence of this Section 6, any attempt to effect a Transfer of any RSUs prior to the date on which the Shares have been delivered to the Recipient in settlement of the RSUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7. Tax Matters.

(a) Withholding. As a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, if applicable, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such RSUs. If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b) Satisfaction of Withholding Requirements. The Recipient may direct the Company to satisfy the withholding requirements with respect to the RSUs pursuant to the procedures and methods set forth in Section 10(e) of the Plan, including, but not limited to, withholding of Shares to be delivered and the cash payment by the Company in respect to satisfy the Recipient’s tax obligations.

(c) Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

(d) Section 280G. If any payment or benefit the Recipient would receive pursuant to this Agreement or pursuant to any other benefit plan, agreement or arrangement between the Recipient and the Company or any Related Entity (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Recipient’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Recipient to the extent permitted by Section 409A of the Code, to the extent applicable, and Section 280G of the Code. All determinations under this Section 7(d) will be made by an actuarial firm, accounting firm, law firm, or consulting firm experienced and generally recognized in 280G matters (the “280G Firm”) that is chosen by the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the 280G Firm shall be paid solely by the Company or its successor. The Company and the Recipient shall furnish the 280G Firm such information and documents as the 280G Firm may reasonably request in order to make its required determination. The 280G Firm will provide its calculations, together with detailed supporting documentation, to the Company and the Recipient as soon as practicable following its engagement. Any good faith determinations of the 280G Firm made hereunder will be final, binding and conclusive upon the Company and the Recipient.

8. Restrictive Covenants. As a condition to the grant of the RSUs hereunder, as well as a condition of receiving any Shares upon settlement of such RSUs, the Recipient hereby acknowledges and agrees to be bound by the restrictive covenant provisions contained in this Section 8. The Recipient acknowledges that his or her agreement to this Section 8 constitutes a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement absent the Recipient’s agreement to, and compliance with, the following restrictive covenant provisions, which the Recipient agrees are fair and reasonable:

(a) Non-Solicitation of Employees. During the Recipient’s Continuous Service and the [twelve/twenty four (12)/(24)] consecutive month period after the Separation Date, whether Recipient’s termination of employment or service was voluntary or involuntary, lawful or unlawful, the Recipient will not, directly or indirectly, (i) solicit or induce or attempt to solicit or induce any Restricted Employee to leave employment with the Company or cease performing services for the benefit of the Company or (ii) hire, recruit or attempt to hire or recruit any Restricted Employee to provide the same or similar services that they provide to the Company to anyone other than the Company. For purposes of this Agreement, a “Restricted Employee” means any individual who Recipient knows is an employee or officer of the Company at the time of contact or solicitation and with whom Recipient had direct contact as a result of employment with the Company or any of its Related Entities or whose identity Recipient learned as a result of employment with the Company.

(b) Non-Solicitation of Customers and Interference with Business Relationships. During the Recipient’s Continuous Service and the [twelve/twenty four (12)/(24)] consecutive month period after the Separation Date, whether Recipient’s termination of employment or service was voluntary or involuntary, lawful or unlawful, the Recipient will not, other than on behalf of the Company, directly or indirectly, on the Recipient’s own behalf or on the behalf of any other person, firm or business entity:

(i)	sell, attempt to sell, or assist in selling any Competitive Products or Services (as defined below) to any Customer or Active Prospective Customer (as defined below) of the Company;

(ii)	have contact with, solicit, or direct or assist in the contact or solicitation of any Customers for the purpose of selling or providing any Competitive Products or Services; or

(iii)	induce or attempt to induce any of the Company’s Customers, vendors, suppliers, or other business relations to cease doing business with the Company, in whole or in part.

For purposes of this Agreement, “Competitive Products or Services” means any services or products competitive with any product or service sold, offered for sale, or under development by the Company as of the Recipient’s Separation Date.

For purposes of this Agreement, a “Customer” means any individual or entity that is a customer of the Company with whom Recipient dealt, for whom Recipient had direct supervisory, sales, or service responsibility, for whom Recipient has knowledge is a customer of the Company, or about whom Recipient received or had access to Confidential Information as a result of Recipient’s employment at any time during the last twelve months prior to the Recipient’s Separation Date. An “Active Prospective Customer” means a potential customer of the Company whom Recipient solicited or helped the Company solicit or about whom Recipient learned Confidential Information during the last twelve months prior to the Recipient’s Separation Date.

(c) Non-Disclosure of Confidential Information. The Recipient will keep in strict confidence, and will not, directly or indirectly, at any time during Recipient’s employment by the Company, or thereafter, access, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or as may be required in the performance of work assigned to Recipient by the Company. The Recipient shall not access, copy, remove from the premises of the Company, delete, destroy, or retain without prior written consent of an officer of the Company any written, electronic or other material containing Confidential Information, except in the ordinary course of business and as may be required in the course of Recipient’s employment with the Company.

For purposes of this Agreement, “Confidential Information” means all “trade secrets,” as defined under applicable law, and other information about the Company or any of its respective businesses, disclosed to the Recipient or known by the Recipient as a consequence of or through the unique position of his or her employment with or services to the Company (including information conceived, originated, discovered or developed by the Recipient and information acquired by the Company from others) prior to or during the Recipient’s Continuous Service. Confidential Information includes, but is not limited to, such information related to the Company’s inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information in whatever form disclosed, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology. Confidential Information does not include: (i) information that is or becomes publicly known to others who are not under any obligation or other duty of confidentiality to the Company with respect to the information, without breach by the Recipient of this Agreement; (ii) information already known to the Recipient before obtaining access to Confidential Information; (iii) information provided to the Recipient by a third party who is not under any obligation or other duty of confidentiality to the Company or others with respect to the information; and (iv) information that is independently developed by the Recipient without the use of Confidential Information.

Nothing in this Agreement shall be construed to prohibit Recipient from disclosing information that Recipient is compelled to disclose by law. However, in the event Recipient becomes legally compelled to disclose Confidential Information pursuant to a subpoena, summons, order, or other judicial or government process, Recipient shall provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy or waive compliance with the relevant provisions of this Agreement. In the event Recipient does not obtain such protective order or other remedy or does not grant a waiver, Recipient shall disclose only such Confidential Information as Recipient is legally required to disclose.

In the case of Recipients employed in Canada, nothing herein shall be construed to prohibit or restrict the Recipient from filing a charge with an provincial governmental board or agency or from engaging in concerted union activity as protected by the applicable labour relations legislation

Nothing herein shall be construed to prohibit or restrict Recipient from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or other administrative agency or from participating in any proceeding or investigation conducted by the EEOC or any other administrative agency. Furthermore, nothing herein shall be interpreted or implied as limiting Recipient’s right to engage in concerted activity as provided by the National Labor Relations Act.

Pursuant to Section 7 of the Defend Trade Secrets Act of 2016, Recipient is advised that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also pursuant to Section 7 of the Defend Trade Secrets Act of 2016, Recipient is advised that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. In addition, nothing contained in this Agreement (i) limits Recipient’s right to communicate or cooperate with any federal, state, or local governmental agency or commission or (ii) bars Recipient from responding to an order, regulation, rule or subpoena of a court or federal, state, or local government agency.

(d) Non-Defamation by Recipient. Except to the extent allowed under applicable law, Recipient agrees to refrain from making any reckless or malicious false statements that would constitute defamation, libel, or slander of the Company and its Affiliates including but not limited to Company’s and its Affiliates’ products, services, finances, financial condition, capabilities, or other aspect of its business, and from acting in a manner that reasonably may be viewed as detrimental to the Company’s and its Affiliates’ best interests. Recipient agrees that nothing in this Section shall be deemed to prohibit Recipient from (i) generally describing Recipient’s work responsibilities at the Company or its Affiliates when seeking future employment, (ii)  engaging in activity protected by the National Labor Relations Act, including the right to discuss terms and conditions of employment with former co-workers, as applicable, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Recipient has reason to believe is unlawful. Nothing in this Section (or otherwise in this Agreement) is intended or shall be construed to suggest or imply that Recipient cannot provide truthful information in response to a government investigation, a court and/or administrative agency-issued subpoena, or other valid legal process. Further, nothing in this Section (or otherwise in this Agreement) prohibits the Recipient from reporting possible violations of law or regulation to any governmental agency or entity including but not limited to Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. The Recipient does not need the prior authorization of the Company or its Affiliates to make any such reports or disclosures and the Recipient is not required to notify the Company or its Affiliates that the Recipient has made such reports or disclosures.

(e) Ownership of Developments.

(i) Generally. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith (collectively, “Inventions”) conceived, invented, made, developed or created by the Recipient during the Recipient’s employment or service with the Company or any of its Affiliates either (i) during the course of performing work for the Company or any of its Affiliates, or any of their respective clients, or (ii) which was conceived, invented, developed or created using Confidential Information or other property of the Company or any of its Affiliates, and all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present and future infringements relating to any of the foregoing (collectively, the “Work Product”) shall belong exclusively to the Company and its Affiliates and shall, to the extent possible, be considered a work made by the Recipient for hire for the Company and its Affiliates within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Recipient for hire for the Company and its Affiliates, the Recipient hereby automatically assigns at the time of creation of the Work Product, or agrees to assign to the extent the Recipient cannot automatically assign at the time of creation of the Work Product, without any requirement of further consideration, to the Company, or one or more of its designees, any right, title, or interest the Recipient may have in such Work Product. Recipient agrees the assignment of the Work Product includes all rights of paternity, integrity, attribution and withdrawal and any other rights known as, or substantially similar to, “moral rights.” To the extent such moral rights may not be assigned under applicable law, Recipient hereby waives such moral rights and consents to any action in connection therewith, including any violation of such moral rights, in the absence of such consent. Upon the request of the Company, the Recipient shall take such reasonable actions, including review, execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Recipient shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Recipient’s inventions of Work Product, all at the sole cost and expense of the Company. If the Company or any of its Affiliates is unable because of Recipient’s mental or physical incapacity, unavailability, refusal or for any other reason to secure Recipient’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product assigned to the Company or any of its Affiliates as above, then Recipient hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Recipient’s agent and attorney in fact, to act for and in Recipient’s behalf and stead to execute and file any such applications, execute all required documentation and to do all other lawfully permitted acts to further the prosecution, issuance and maintenance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Recipient. The Recipient understands and agrees that the decision whether or not to use, exploit, commercialize or market any Work Product developed by the Recipient solely or jointly with others is within the Company’ and its Affiliates’ sole discretion and for the Company and its Affiliates’ sole benefit and that no royalty or other consideration will be due to Recipient as a result of the Company or any of its Affiliates’ efforts to use, exploit, commercialize or market any such Work Product. Notwithstanding anything herein to the contrary, the Recipient is hereby notified the foregoing assignment provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or any of its Affiliates was used and which was developed entirely on the Recipient’s own time, unless (a) the invention relates (i) to the business of the Company or any of its Affiliates, or (ii) to the Company’s or any of its Affiliates’ actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Recipient for the Company or any of its Affiliates.

(ii) Records. The Recipient shall maintain adequate and current written records of all Work Product made by the Recipient (solely or jointly with others) while the Recipient is employed by or providing services to the Company or any of its Affiliates. Such records will be available to and remain the sole property of the Company and its Affiliates at all times.

(iii) Prior Inventions and Other Inventions. The Recipient will not include in any Inventions that the Recipient delivers to the Company or any of its Affiliates or use on their behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by the Recipient or others unless the Recipient provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy. If in the course of the Recipient’s employment or service with the Company, the Recipient incorporates or incorporated into a product, process or service of the Company or any of its Affiliates an Invention which the Recipient has not prepared or originated in the performance of the Recipient’s services to the Company and its Affiliates, but which the Recipient provides or provided to the Company or its Affiliates or incorporates or incorporated in any product or system of the Company or any of its Affiliates, and which is owned by the Recipient or in which the Recipient has an interest (a “Prior Invention”), the Recipient hereby grants to the Company and its Affiliates a non-exclusive, royalty-free, fully paid-up, irrevocable, transferable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with any product, process or service and to practice any method related thereto.

(f) Cooperation. Following the Recipient’s Continuous Service, the Recipient shall give his or her assistance and cooperation willingly, upon reasonable advance notice with due consideration for the Recipient’s other business or personal commitments, in any matter relating to the Recipient’s position with the Company or any of its Affiliates, or the Recipient’s expertise or experience as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he or she was involved or potentially had knowledge by virtue of the Recipient’s employment or service with the Company or any of its Affiliates. In no event shall the Recipient’s cooperation materially interfere with his or her services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that it shall reimburse the Recipient for the Recipient’s reasonable, documented and pre-approved expenses in connection with the Recipient’s rendering assistance and/or cooperation under this Section upon presentation of documentation for such expenses.

(g) Acknowledgment by Recipient. The Recipient acknowledges and confirms that the restrictive covenants contained in this Section 8 (including the length of the term of the provisions of this Section 8) are reasonably necessary to protect the legitimate business interests of the Company and its Affiliates. The Recipient further acknowledges and confirms that the compensation payable to the Recipient under the Agreement is in consideration for the restrictive covenants contained in this Section 8, and that such compensation is sufficient, fair and reasonable. The Recipient agrees that the restrictive covenants set forth in this Section 8 are required for the protection of the Company’s and its Affiliate’s legitimate interests, and Recipient further agrees that such restrictive covenants do not impose an undue hardship on the Recipient. The Recipient confirms that, given Recipient’s general knowledge and experience, the restrictive covenants will not preclude the Recipient from becoming gainfully employed or from otherwise working elsewhere in the industry following the Separation Date. The Recipient acknowledges and confirms that the Recipient’s special knowledge of the business of the Company and its Affiliates is such as would cause the Company and its Affiliates irreparable harm or loss if he or she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Affiliates in violation of the terms of this Section 8. The Recipient further acknowledges that the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Recipient expressly agrees that upon any breach or violation of the provisions of this Section 8, the Company shall be entitled to, in addition to any other rights or remedies it may have, temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in the Agreement and such other damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 8.

(h) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 8 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(i) Extension of Time. If the Recipient shall be in violation of any provision of this Section 8, then each time limitation set forth in this Section 8 shall be extended for a period of time equal to the period of time during which such violation or violations occur.

(j) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Recipient of any of the covenants contained in this Section 8 will cause irreparable harm and damage to the Company, and its Affiliates, the monetary amount of which may be virtually impossible to ascertain. As a result, the Recipient recognizes and hereby acknowledges that the Company and/or its Affiliates shall be entitled to a temporary and/or permanent injunction (without a requirement to post bond if permitted by the court in which such action is brought) from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 8 by the Recipient or any of his or her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. Recipient and the Company agree that the Affiliates are third-party beneficiaries of Recipient’s covenants in this Section 8, and, therefore, have standing and may bring an action under this Section 8 as though they were parties to the Agreement.

9. Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the executors, administrators, heirs, successors and assigns of the Recipient and on the successors and assigns of the Company.

10. Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

11. Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d) No Trust or Fund Created. Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Law Governing. The validity, construction and effect of this Agreement shall be determined in accordance with (i) prior to the Domestication, the laws of the British Virgin Islands, and (ii) after the Domestication, the laws of the State of Delaware, in each case, without giving effect to principles of conflict of laws, and applicable federal law.

(f) Venue. The Company and Recipient each irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Texas in Harris County or the court of the United States, Southern District of Texas; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement.

(g) Interpretation. The Recipient accepts this award of RSUs subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

(h) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(i) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by overnight courier, or by United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 14434 Medical Complex Drive, Suite 100 Tomball, Texas 77377, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 10.

(j) Compliance with Section 409A

(i) General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement either comply with or fall within an exception to Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii) No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the RSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii) No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(k) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(l) Clawback. The Company may (i) cause the cancellation of the RSUs, (ii) require reimbursement of any benefit conferred under the RSUs to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Recipient may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting this Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Recipient’s Award Agreements may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(m) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ___ day of _________, 20__.

COMPANY:

ACUREN CORPORATION

By:
Name:
Title:

The Recipient acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this RSU award subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

RECIPIENT:

Name:

Dated:

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